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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 27, 2002

AUSTINS STEAKS & SALOON, INC.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	0-25366	86-0723400
(State Or Other Jurisdiction Of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification Number)

317 Kimball Avenue NW
Roanoke, VA 24016
(Address of Principal Executive Offices) (Zip Code)

(540) 345-3195
(Telephone Number)

Form 8-K

Item 5. Other Events and Regulation FD Disclosure

        On September 27, 2002, the Company and four stockholders, Titus W. Greene, G. Thomas Cliett, Thomas M. Hontzas and Charles W. Mantooth, who refer to themselves as the Austins Group, entered into a Settlement Agreement to end the contest over control of the Board of Directors of the Company. A press release describing the basic terms of the understanding was issued jointly on September 27, 2002.

        The Settlement Agreement provides for the Board of Directors of the Company to be expanded to eleven. Victor F. Foti and Ronald G. Stancill volunteered to and resigned from the Board and the remaining Board will elected four nominees of the Austins Group. The new directors are Titus W. Greene, Thomas M. Hontzas, Jesse M. Harrington III, and Pat Vezertzis. J. Carson Quarles, the Chairman of the Board, tendered his resignation as Chairman, and a new chairman will be selected by the new eleven person Board. Mr. Quarles will retire from the Board of Directors at the time of the 2003 annual meeting of stockholders and the Austins Group may select his successor. Mr. Foti will continue as President and Chief Executive Officer of Austins but will retire no later than the 2003 annual meeting. The audit committee, the compensation committee, and the executive committee will be reconstituted by the new Board.

        The Settlement Agreement calls for the makeup of the Board to remain with five selections from the Austins Group and six members from the previously existing Board until the 2004 annual meeting. The new Board of Directors, by a two-thirds vote (8 of 11 members) may select the entire slate of nominees for the 2003 annual meeting and thereby override the 6 to 5 balance. The current proxy/consent contest will stop and none of the parties will participate in the proxy/consent contest through the 2004 annual meeting of stockholders.

        The litigation initiated in federal district court in Roanoke, Virginia against the Austins Group as well as a lawsuit filed by Mr. Foti against Titus W. Greene in Roanoke, Virginia will be dismissed with prejudice.

        In order to avoid significant additional legal fees and expenses estimated to approximate $600,000 if the proxy/consent contest were carried to fruition and the Austins Group prevailed, the Board of Directors of the Company agree to reimburse the Austins Group for $125,000 of their legal fees and expenses.

Item 7. Financial Statements and Exhibits

      (c)    Exhibits.

  99.1.    Press Release

  99.2.    Settlement Agreement dated September 27, 2002 between the Company and Titus W. Greene, G. Thomas Cliett, Thomas M. Hontzas and Charles W. Mantooth.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSTINS STEAKS & SALOON, INC.
	By:	/s/ VICTOR F. FOTI Victor F. Foti President and Chief Executive Officer
September 27, 2002 (Date)

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  Item 5. Other Events and Regulation FD Disclosure
  Item 7. Financial Statements and Exhibits
SIGNATURE